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                                                                    EXHIBIT 99.1

FOR RELEASE:                       FOR MORE INFORMATION:
                                   Joe Smith, Chairman (jdsmith@elitelog.com)
                                   Elite Logistics, Inc.
                                   Telephone:  (979)-230-0222

                        ELITE NAMES NEW PRESIDENT AND CEO
             STEPHEN HARRIS CHOSEN AFTER EXTENSIVE EXECUTIVE SEARCH

         FREEPORT, TX (MARCH 11, 2002) - Elite Logistics, Inc. (OTC BB: ELOG), a leader in the rapidly growing telematics industry, today announced that Stephen
M. Harris has been appointed president and chief executive officer. Joseph D. Smith will remain as chairman and continue in an executive role.

         Mr. Harris brings more than 25 years of leadership experience from a successful career that was launched at Texas Instruments (NYSE: TXN) where he held key financial planning and marketing positions in the Terminals Division, Geophysical Products Division and the PC Products Division. At Compaq (NASDAQ:CPQ), he was instrumental in establishing 14 separate sales subsidiaries in Europe, the Middle East, Africa and Asia. As a General Manager responsible for developing foreign markets, he expanded distribution and drove revenue growth in excess of 80% annually for four years. As Europe, Middle East & Africa Business Development Marketing and Business Unit Director, he was responsible for all marketing and product activities implemented through a network of 12 subsidiaries with more than 3,000 distribution partners in 70 countries for a $1.0 billion division. Mr. Harris has a BS in Physics and an MBA from Northern Arizona University.

         His most recent role was as a founding partner at Forte Group, a mid-market venture catalyst and change management consulting practice, based in Houston Texas. While at Forte, Mr. Harris provided consulting services to Elite from August 1999 to August 2000.

         "Our Board of Directors has selected and endorsed Mr. Harris as the individual who can take Elite to the next level," said Chairman, Mr. Joseph Smith. "We are particularly impressed with his experience in building channel distribution for information technology products. Steve's prior experience with Elite and knowledge of



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the PageTrack(R) product and architecture was a factor in his selection. We expect he will leverage Elite's current product line and technology through successful execution of a focused market strategy."

         "According to Strategis Group, the United States telematics market will grow to $5.8 billion in the year 2005, at a compounded annual growth rate of nearly 60%," stated Mr. Harris. "Elite is superbly positioned in the marketplace to leverage its superior technology and business model, which is based on machine to machine communications and an ASP services delivery model. We have a significant value for money advantage over most of our major competitors who are still dependent on a call center services delivery model. These competitive advantages are reinforced and defensible thanks to a strong intellectual property position."

         "I intend that Elite will address the market with a strategy focused on segments we have identified as primed for immediate market penetration. Elite has one of the shortest paths to profitability of any of the new breed of telematics services providers and my objective is to get the company to a breakeven position as quickly as possible before broadening the market segments we address. I look forward to the opportunity to lead Elite as it confirms its stature as a major player in the burgeoning telematics and fleet management industries."

ABOUT ELITE LOGISTICS, INC.

         Elite Logistics, Inc. is the parent company of Elite Logistics Services, Inc., its wholly owned operating subsidiary based in Freeport, Texas. Elite is best known for its patent-pending PageTrack(R) family of Intelligent Asset Management Systems that integrate global positioning systems and two-way wireless telemetry technology to provide tracking and control of vehicles and other assets via the Internet or virtually any public wireless network. The Company provides a comprehensive solution to the logistics needs of fleet managers and security needs of private vehicle owners. The PageTrack(R) family of Intelligent Vehicle Systems is distributed throughout the United States and internationally through an expanding network of distributors and dealers. Elite is a Motorola certified value-added integrator and utilizes the telemetry network of several service providers in North America.


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For additional information:
Joe Smith (jdsmith@elitelog.com)
Elite Logistics, Inc. (979) 230-0222
Or visit the Company's web site at www.elitelog.com.


EDITORIAL NOTE: The above news release may contain forward-looking statements as that term is defined by the Federal securities laws. Forward-looking statements discuss future expectations, contain projections of results of operations or of financial conditions, characterize future events or circumstances, or state other forward-looking information. Although the Company's management believes that the expectations reflected in such statements are based on reasonable assumptions, actual results and outcomes could differ materially from those projected.

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